SMITHFIELD FOODS, INC.
                                   EXHIBIT 11
               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE


Net income (loss) and the number of shares and common equivalent shares used to present net income (loss) per common share were computed as follows:

                                             13 Weeks             13 Weeks
                                               Ended                Ended
Income (loss) (in thousands)               July 27, 1997        July 28, 1996
- ----------------------------               -------------        -------------
Net income (loss)                             $ (6,541)          $    746
Dividends for Series C
   preferred stock                                   -               (338)
                                              --------           --------
Net income (loss) available to
   common stockholders                        $ (6,541)          $    408
                                              ========           ========


Shares (in thousands)
- ---------------------
Weighted average common shares:
   Outstanding                                  18,764             18,016
   Net effect of stock options                   1,028                588
                                              --------           --------

      Common shares for computation             19,792             18,604
                                              ========           ========



      Net income (loss) per common share      $   (.33)          $    .02
                                              ========           ========